Exhibit 4.1

FIRST AMENDMENT TO

RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of December 13, 2019, by and between MEDIFAST, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in that certain Rights Agreement dated as of November 21, 2019, by and between the Company and the Rights Agent (the “Rights Agreement”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

1.            Amendment of Section 1(a). Section 1 of the Rights Agreement is hereby amended by adding a new clause (a) as follows and renumbering the remainder of Section 1 accordingly:

“(a)            “13G Institutional Investor” shall have the meaning set forth in Section 1(b).”

2.            Amendment of definition of “Acquiring Person”. Section 1 is hereby amended by amending and restating existing clause (a) as a new clause (b) as follows:

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“(b)            “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Common Shares then outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan or (ii) any Person who or which, together with all Affiliates or Associates of such Person, is the Beneficial Owner of less than 20% of the Common Shares then outstanding and who or which is entitled to file, and has in calendar year 2019 filed, prior to the date of the First Amendment to this Agreement, a statement on Schedule 13G (or any comparable or successor report) pursuant to Rule 13d-1(b)(1) of the General Rules and Regulations promulgated under the Exchange Act, as in effect on the date of this Agreement, reflecting Beneficial Ownership of more than 10% of the Common Shares outstanding at the time of such filing (a “13G Institutional Investor”); provided, however, that a Person who or which was a 13G Institutional Investor shall no longer be a 13G Institutional Investor from and after the time that it became subject to an obligation to file (regardless of the due date of such filing) a statement on Schedule 13D (or any comparable or successor report) pursuant to Rule 13d-1(a), Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g) of the General Rules and Regulations promulgated under the Exchange Act, as in effect on the date of this Agreement, with respect to the Common Shares that are Beneficially Owned by such Person, together with all Affiliates and Associates of such Person, and shall be deemed to be an Acquiring Person if it, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 10% or more of the Common Shares then outstanding at any point from and after the time that it first became subject to an obligation to file (regardless of the due date of such filing) such statement on Schedule 13D; provided, however, that if at such time the Beneficial Ownership of Common Shares then outstanding of such Person, together with all Affiliates and Associates of such Person, is not less than 10%, then such Person shall have 30 days from such time to reduce the Beneficial Ownership of Common Shares of such Person, together with all Affiliates and Associates of such Person, to less than 10% of the Common Shares then outstanding before being deemed to be an Acquiring Person, but shall be deemed to be an Acquiring Person if after reducing its, together with all Affiliates and Associates of such Person, Beneficial Ownership of Common Shares then outstanding to less than 10% of the Common Shares then outstanding it, together with all Affiliates and Associates of such Person, subsequently becomes the Beneficial Owner of 10% or more of the Common Shares then outstanding or if, prior to reducing its, together with all Affiliates and Associates of such Person, Beneficial Ownership of the Common Shares then outstanding to less than 10%, it, together with all Affiliates and Associates of such Person, increases its Beneficial Ownership of Common Shares then outstanding (other than as a result of an acquisition of Common Shares by the Company) above the lowest Beneficial Ownership of Common Shares of such Person, together with all Affiliates and Associates of such Person, at any time during such 30 day period. Notwithstanding the foregoing, no Person who Beneficially Owns, as of the time of the public announcement of this Agreement, 10% (or 20% in the case of a Person who is a 13G Institutional Investor) or more of the Common Shares then outstanding shall become an Acquiring Person unless such Person shall, after the time of the public announcement of this Agreement, increase its Beneficial Ownership of the then outstanding Common Shares (other than as a result of an acquisition of Common Shares by the Company) to an amount equal to or greater than the greater of (x) 10% (or 20% in the case of a Person who is a 13G Institutional Investor) or (y) the sum of (i) the lowest Beneficial Ownership of such Person as a percentage of the outstanding Common Shares as of any date on or after the date of the public announcement of this Agreement plus (ii) 0.001%. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares Beneficially Owned by such Person to 10% (or 20% in the case of a Person who is a 13G Institutional Investor) or more of the Common Shares then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 10% (or 20% in the case of a Person who is a 13G Institutional Investor) or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares (other than solely pursuant to a pro rata dividend or distribution by the Company to all holders of Common Shares), then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. Notwithstanding the foregoing, if a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Board of Directors of the Company determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the Board of Directors shall otherwise determine, such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”

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3.             Amendment of Exhibit C (Summary of Rights To Purchase Preferred Shares). Exhibit C to the Rights Agreement is hereby amended as follows:

(a) The third paragraph is hereby amended and restated in its entirety to be read as follows:

“In general terms, the Rights Agreement works by imposing a significant penalty upon any person or group which acquires 10% (or 20% in the case of certain institutional investors who report their holdings on Schedule 13G) or more of the outstanding Common Stock without the approval of our Board.”

(b) The section titled “Exercisability” is hereby amended and restated in its entirety to read as follows:

“Exercisability. The Rights will not be exercisable until 10 days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 10% (or 20% in the case of certain institutional investors who report their holdings on Schedule 13G) or more of our outstanding Common Stock.”

4.            Agreement as Amended. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby, and each of the Company and the Rights Agent shall continue to be subject to its terms and conditions.

5.            Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.            Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

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7.            Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the day and year first above written.

MEDIFAST, INC.

By:	/s/ Daniel Chard
	Name:	Daniel Chard
	Title:	Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
	Name:	Michael A. Nespoli
	Title:	Executive Director

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